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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the common stock issuable upon exercise of options assumed by Maxim Pharmaceuticals, Inc. originally granted under the Cytovia, Inc. 1998 Equity Incentive Plan and the Cytovia 2000 Equity Incentive Plan and common stock issuable pursuant to Maxim Pharmaceuticals, Inc.'s 2000 Nonstatutory Stock Option Plan of our report dated March 24, 2000, with respect to the financial statements of Cytovia, Inc. included in the Current Report on Form 8-K filed June 30, 2000 and Current Report on Form 8-K/A filed August 22, 2000 of Maxim Pharmaceuticals, Inc. as filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

San Diego, California
September 11, 2000